Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Amendment No. 2 to the Registration Statement on Form S-1 of our report dated June 20, 2008, except for the second paragraph of Note 1 and Note 13, as to which the date is September 4, 2008, relating to the consolidated financial statements of ZONARE Medical Systems, Inc., which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” and “Selected Financial Data” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California
September 4, 2008